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                                                                   Exhibit 99.1

Lattice Semiconductor Sells 4 3/4% Convertible Subordinated Notes Due 2006

HILLSBORO, Ore., Nov. 3 -- Lattice Semiconductor Corporation today announced that it has completed the private placement of $260 million (including proceeds from the over-allotment option) of 4 3/4% Convertible Subordinated Notes due 2006 to qualified institutional investors.

Interest on the notes will accrue at an annual rate of 4 3/4%. The notes will mature on November 1, 2006 and are convertible into Lattice common stock at $41.440 per share, subject to adjustment.

The Company stated that it intends to use the net proceeds from the offering to repay the bank debt incurred to acquire Vantis Corporation in June 1999.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws including statements about future quarterly financial results, revenues, customers, product offerings and our ability to compete. Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including overall semiconductor market conditions, market acceptance and demand for our new products, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, potential SEC review of our accounting treatment of the Vantis acquisition as well as our ability to successfully integrate Vantis into our operations, retain key employees of Vantis, retain key customers and suppliers and successfully increase our combined revenue and profitability.

Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISP(TM) programmable logic devices
(PLDs). Lattice introduced ISP devices to the industry in 1992. Lattice acquired Vantis, the Corporation that invented the PLD, in June 1999. With double the engineering and sales resources, the combined Company will focus on developing and delivering innovative programmable products to a complementary customer base.

Lattice/Vantis products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing,

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industrial and military end markets. Company headquarters are located at 5555
N.E. Moore Court, Hillsboro, Oregon 97124 U.S.A.; Telephone 503-268-8000; FAX 503-268-8037. For more information access our web site at:
www.latticesemi.com.

NOTE: MACH and ispLSI are registered trademarks of Lattice Semiconductor Corporation. ISP and in-system programmable are trademarks of Lattice Semiconductor Corporation.

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